Exhibit 99.1
Keros Therapeutics Announces Licensing Agreement and Strategic Partnership with Hansoh Pharma for Rights to KER-050 in China

•Keros Therapeutics to receive potential milestone payments up to $170.5 million, $20 million upfront, and tiered royalty payments in the low double digit to high teens on net product sales

Lexington, Mass. – December 13, 2021 – Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological and musculoskeletal disorders with high unmet medical need, today announced it has entered into a licensing agreement with Hansoh (Shanghai) Healthtech Company Limited (“Hansoh”), a subsidiary of Hansoh Pharmaceutical Group Company Limited (“Hansoh Pharma”), a leading R&D driven biopharmaceutical company in China. Under the terms of the agreement, Hansoh will obtain an exclusive license from Keros to develop, manufacture and commercialize KER-050 within the territories of mainland China, Hong Kong, and Macau.

“We look forward to working with Hansoh in China, to unlock the potential of KER-050 for patients in China,” said Jasbir S. Seehra, Ph.D., President and Chief Executive Officer of Keros. “This agreement enables us to strategically expand our program, subsidized by non-dilutive capital, while also gaining access to one of the largest pharmaceutical markets globally.”

Yuan Sun, Executive Director of Hansoh Pharma, added, “We are excited to partner with Keros, a leader in understanding the role of the Transforming Growth Factor-Beta family of proteins. We believe in the potential of KER-050 as a treatment for diseases associated with ineffective hematopoiesis, such as myelodysplastic syndromes and other hematologic disorders, and we believe that our extensive clinical development and commercialization experience in China can help to bring this differentiated product candidate to benefit patients across China.”

Under the terms of the agreement, Hansoh is responsible for the development, regulatory approval and commercialization of KER-050 in mainland China, Hong Kong, and Macau. Keros will receive a $20 million upfront payment and will also be eligible to receive up to $170.5 million in development and commercial milestones, plus tiered royalties on net product sales ranging from the low double digit to high teens.

About KER-050

Keros’ lead protein therapeutic product candidate, KER-050, is an engineered ligand trap comprised of a modified ligand-binding domain of the Transforming Growth Factor-Beta receptor known as activin receptor type IIA that is fused to the portion of the human antibody known as the Fc domain. KER-050 is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes, or MDS, and in patients with myelofibrosis.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematologic and musculoskeletal disorders with high unmet medical need. Keros is a leader in understanding the role of the transforming growth factor-Beta family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of muscle and bone. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of anemia resulting from iron imbalance, as well as for the treatment of fibrodysplasia ossificans progressiva. Keros’ third product candidate, KER-012, is being developed for the treatment of disorders associated with bone loss, such as osteoporosis and osteogenesis imperfecta, and for the treatment of PAH.

About Hansoh Pharmaceutical Group Company Limited

Hansoh Pharma (3692.HK), one of the largest biopharmaceutical companies in China, is committed to discovering and developing life-changing medicines to help patients conquer serious diseases and disorders. Hansoh Pharma is supported by over 12,000 dedicated employees in China and the United States.

Founded in 1995, Hansoh Pharma has fully integrated research and development, manufacturing, and commercial capabilities, supporting leading positions across a broad range of therapeutic areas, including oncology, central nervous system (CNS) disorders, infectious diseases, cardiovascular diseases, diabetes, and autoimmune diseases, among others. With the support of over 1,600 highly skilled R&D professionals, Hansoh Pharma has successfully developed multiple internally discovered drug candidates into NMPA-approved innovative medicines, including aumolertinib (阿美乐®), a third-generation EGFR inhibitor for the treatment of NSCLC with EGFR mutations; flumatinib (昕福®), a second-generation BCR-ABL inhibitor for frontline treatment of chronic myeloid leukemia (CML); PEG-loxenatide (孚来 美®), the first once-weekly long-acting GLP-1 analogue discovered and developed in China for the treatment of diabetes; morinidazole (迈灵达®), a third-generation nitroimidazole antibiotic; and tenofovir amibufenamide (恒沐®), the first second-generation oral anti-HBV drug developed in China.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding the potential benefits from its partnership with Hansoh Pharma; the potential of KER-050 to treat diseases associated with ineffective hematopoiesis, such as MDS; and Keros’ eligibility for future development and commercial milestones, plus royalties on net product sales under its agreement with Hansoh. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its lead product candidates, KER-050 and KER-047; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; Keros’ dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; Keros’ ability to enter into new collaborations; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 4, 2021, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Keros Therapeutics

Mike Biega
mbiega@soleburytrout.com
(617) 221-9660
Hansoh Pharma
Sophia Dong
IR@hspharm.com